CORGI ETF TRUST III

INVESTMENT ADVISORY AGREEMENT

Corgi ETF Trust III, a Delaware statutory trust (the "Trust"), and Corgi Strategies, LLC, a Delaware limited-liability company (the "Adviser"), hereby enter into this investment advisory agreement, effective December 11, 2025, on behalf of each series identified on Schedule A (individually, a "Fund" and, collectively, the "Funds").
WHEREAS, the Trust registered with the U.S. Securities and Exchange Commission ("SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and may issue separate series of beneficial interests;
WHEREAS, the Adviser is, and will continue to be, registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and engages in the business of providing investment-management services;
WHEREAS, the Trust wishes to retain the Adviser to provide investment-management services to the Funds, and the Adviser is willing to furnish such services on the terms set forth herein;
NOW, THEREFORE, for and in consideration of the mutual promises set forth below, the parties stipulate and agree as follows:

ARTICLE 1 - APPOINTMENT; DUTIES OF THE ADVISER
Section 1. Scope of Services.
The Adviser will develop and implement, on an ongoing basis, an investment management program for each Fund, exercising discretion to purchase, hold, lend, pledge or sell portfolio securities and other instruments; all subject to the supervision of the Trust's Board of Trustees (the "Board") and to each Fund's investment objectives, policies and restrictions as set forth in its registration statement and as the Board may amend from time to time.
Section 2. Compliance.
In performing its duties the Adviser shall comply with (a) the 1940 Act, the Advisers Act and all other federal and state laws and regulations applicable to the Trust and the Funds, (b) the Trust's Agreement and Declaration of Trust, By-laws, registration statement, and written policies or instructions of the Board, and (c) the listing standards of any exchange on which Fund shares are traded.
Section 3. Sub-Advisers.
Subject to Board approval and any required shareholder approval, the Adviser may engage one or more sub-advisers and shall oversee, compensate and remain fully responsible for any services so delegated.
Section 4. Personnel and Expenses (Unitary Fee).
The Adviser, at its own expense, shall furnish the personnel, office space, and equipment necessary to perform its obligations and shall pay, out of the advisory fee described in Article 3, all ordinary operating expenses of the Trust and each Fund except: (i) brokerage commissions and other transaction-related costs; (ii) taxes; (iii) interest on borrowings; (iv) acquired-fund fees and expenses; (v) distribution or service (12b-1) fees; (vi) litigation or other extraordinary expenses; and (vii) any expenses that the Board, by resolution, designates as being outside the scope of the unitary arrangement. This "unitary fee" structure is intended to centralize the payment of Fund expenses at the Adviser level, thereby efficiently directing cash flows from the Trust to the Adviser.
Section 5. Books and Records.
The Adviser shall maintain all records required by Rule 31a-1 and Rule 31a-2 under the 1940 Act that are not otherwise maintained by the Trust's administrator, custodian or other service providers. All such records shall belong to the Trust, and the Adviser will deliver or make them available to the Trust on request and, in any event, upon termination of this Agreement.

ARTICLE 2 - PORTFOLIO TRANSACTIONS
Section 1. Brokerage Selection.
The Adviser shall place all orders for the purchase and sale of portfolio securities for each Fund and shall seek to obtain overall best execution, taking into account price, execution quality, and other factors it deems material. In accordance with Section 28(e) of the Exchange Act, the Adviser may cause a Fund to pay a brokerage commission that exceeds the commission another broker might charge, provided it determines in good faith that such additional amount is fair in relation to the value of brokerage or research services received.
Section 2. Aggregation and Allocation.
Where the Adviser believes that combining orders will benefit a Fund, transactions may be aggregated with those for other clients and shall be allocated in a manner the Adviser considers equitable over time.
Section 3. Affiliated Brokers.
Transactions may be effected through brokers that are "affiliated persons" of the Adviser only in accordance with Rule 17e-1 under the 1940 Act and the Trust's compliance policies.

ARTICLE 3 - ADVISORY FEE; UNITARY EXPENSE ARRANGEMENT
Section 1. Fee Rate.
For services rendered and expenses borne pursuant to Article 1, each Fund shall pay the Adviser a unitary advisory fee at the annual rate set forth opposite such Fund's name on Schedule A, calculated daily as a percentage of the Fund's average daily net assets and paid monthly in arrears.
Section 2. Accrual and Payment.
The fee accrues daily on a 365-day basis (366 days in leap years) and is payable to the Adviser within ten (10) business days after month-end. In the event this Agreement terminates before the end of a month, the fee shall be prorated through the date of termination. The Adviser may voluntarily waive or reduce any portion of its fee; any such waiver shall be treated as a contractual obligation for so long as it remains in effect.

ARTICLE 4 - STATUS & NON-EXCLUSIVITY
Section 1. Independent Contractor.
The Adviser acts hereunder as an independent contractor and, except as expressly authorised, has no authority to bind the Trust.
Section 2. Non-Exclusive Services.
Nothing herein prevents the Adviser or its affiliates from advising other clients, provided the Adviser's obligations to the Funds are not materially diminished.

ARTICLE 5 - PERMISSIBLE INTERESTS
Trustees, officers, and shareholders of the Trust may own interests in the Adviser (and vice-versa). Such cross-holdings are permissible so long as they comply with the 1940 Act and the Trust's policies.

ARTICLE 6 - LIABILITY AND INDEMNIFICATION
Section 1. Standard of Care.
The Adviser will exercise reasonable care and diligence but shall not be liable for losses unless caused by its willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations ("Disabling Conduct").
Section 2. Adviser Indemnification.
The Trust shall indemnify and hold harmless the Adviser and its affiliates from any claim, loss or expense ("Losses") arising out of the Adviser's activities under this Agreement, other than Losses resulting from the Adviser's Disabling Conduct.
Section 3. Trust Indemnification.
The Adviser shall indemnify and hold harmless the Trust, the Funds, their trustees and officers from any Losses arising out of (a) Disabling Conduct, or (b) any material misstatement or omission in Trust filings that is based on information provided by the Adviser.

ARTICLE 7 - TERM AND TERMINATION
Section 1. Initial Term & Renewal.
This Agreement takes effect on the date above and, with respect to each Fund, continues for an initial two-year term. Thereafter the Agreement renews annually subject to the approval requirements of Section 15(c) of the 1940 Act.
Section 2. Termination by Either Party.
The Trust (by Board action or majority vote of the outstanding voting securities of a Fund) or the Adviser may terminate this Agreement as to any or all Funds on sixty (60) days' written notice without payment of penalty.
Section 3. Automatic Termination.
This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act) unless an exemption is obtained.

ARTICLE 8 - AMENDMENTS
Any amendment or waiver of this Agreement must be in writing and executed by both parties; any 'material' amendment must also receive the approvals required under the 1940 Act.

ARTICLE 9 - GOVERNING LAW
This Agreement is governed by, and shall be interpreted under, the internal laws of the State of Delaware (without regard to its conflict-of-law provisions).

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES
Section 1. Organization & Authority.
The Adviser is a Delaware limited liability company duly organized, validly existing, and in good standing, and is fully authorized to enter into this Agreement.
Section 2. Registration.
The Adviser is, and will remain, registered as an investment adviser under the Advisers Act.
Section 3. Code of Ethics.
The Adviser has adopted a written code of ethics that complies with Rule 17j-1 under the 1940 Act and shall provide the Trust with periodic certifications regarding its compliance.

ARTICLE 11 - LIMITATION OF TRUST LIABILITY
The Adviser agrees that any obligations of the Trust are binding only upon the assets and property of the particular Fund in question, and that no trustee, shareholder, nominee, officer or agent of the Trust shall be personally liable therefor.

ARTICLE 12 - USE OF NAMES AND LOGOS
The Trust may use the names "Corgi Strategies" and related marks only for so long as this Agreement remains in effect and only with prior written consent of the Adviser. Upon termination, such use shall cease promptly.

ARTICLE 13 - SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable, the remainder shall remain in full force and effect.

ARTICLE 14 - NOTICES
Notices must be in writing and will be effective (i) when delivered by hand or by overnight courier with proof of delivery, or (ii) three (3) days after being mailed first-class, certified mail, return-receipt requested.

ARTICLE 15 - MISCELLANEOUS
Section 1. Successors & Assigns.
This Agreement binds and inures to the benefit of the parties and their successors and permitted assigns.
Section 2. Entire Agreement.
This document constitutes the entire agreement regarding the subject matter hereof and supersedes all prior agreements.
Section 3. Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.
Section 4. Headings.
Headings are for convenience only and shall not affect interpretation.
Section 5. No Third-Party Beneficiaries.
Nothing herein creates any right in favor of any person not a party to this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Investment Advisory Agreement to be executed by their duly authorized officers as of the date first above written.

Corgi ETF Trust III, on behalf of each Fund listed on Schedule A
By: /s/ Emily Z. Yuan
Name: Emily Z. Yuan
Title: President and Principal Executive Officer; Trustee

Corgi Strategies, LLC
By: /s/ Emily Z. Yuan
Name: Emily Z. Yuan
Title: President and Principal Executive Officer

SCHEDULE A - FUNDS AND ANNUAL UNITARY ADVISORY FEE

This Schedule A may be amended from time to time to (i) add or remove Funds and/or (ii) adjust the advisory fee of any Fund, in each case upon approval in the manner required by Article 8 of the Agreement.

Fund (Class A "ETF" Shares")	Ticker	Annual Unitary Advisory Fee (% of average daily net assets)
U.S. Rare Earth & Critical Minerals ETF	XR	[ ]%